Exhibit 99

NEWS RELEASE	NACCO Industries, Inc. 5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069 Tel. (440) 449-9600 ● Fax (440) 449-9577
For Immediate Release
Thursday, November 2, 2006
NACCO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2006 RESULTS
     Cleveland, Ohio, November 2, 2006 — NACCO Industries, Inc. (NYSE: NC) today announced net income for the third quarter of 2006 of $18.8 million, or $2.28 per share, compared with net income for the third quarter of 2005 of $13.6 million, or $1.65 per share. Revenues for the third quarter of 2006 were $803.1 million compared with revenues of $744.3 million for the third quarter of 2005.
     On August 28, 2006, the Company’s Kitchen Collection subsidiary purchased the assets of Le Gourmet Chef, Inc. for approximately $14 million. Results of operations of the Le Gourmet Chef business have been included in Kitchen Collection’s third quarter 2006 results since the date of acquisition.
     As previously announced, on October 19, 2006, NACCO received a notice from Applica Incorporated in which Applica claimed to exercise its right to terminate its merger agreement with NACCO and HB-PS Holding Company, Inc. The notice also claimed that Applica’s Board of Directors authorized Applica to enter into a written agreement with an Applica shareholder that provides a cash offer to purchase shares of Applica common stock. If the merger agreement has been terminated, NACCO is entitled to a $6 million termination fee under the terms of the merger agreement. Applica has tendered the $6 million termination fee, which NACCO has placed in a segregated account. NACCO has reserved all of its rights in relation to this matter. Transaction costs incurred since the beginning of the transaction through September 30, 2006 totaled $6.6 million. For the nine months ended September 30, 2006, $2.5 million has been expensed, $2.3 million of which was expensed in the third quarter. The remaining transaction-related costs incurred to date of $4.1 million have been recorded on the Company’s consolidated balance sheet.
     Net income for the nine months ended September 30, 2006 was $36.2 million, or $4.39 per diluted share. This compared with net income of $30.1 million, or $3.66 per share, for the first nine months of 2005. During the second quarter of 2006, the Company’s NACCO Materials Handling Group (“NMHG”) subsidiary redeemed its $250.0 million 10% Senior Notes (the “Senior Notes”) due 2009, which resulted in a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million, for the redemption premium and write-off of the remaining unamortized original bond issue discount and deferred financing fees related to the Senior Notes.
Discussion of Results
NMHG Wholesale
     NMHG Wholesale reported net income of $13.3 million on revenues of $550.5 million for the third quarter of 2006 compared with net income of $5.7 million on revenues of $516.6 million for the third quarter of 2005.
     Revenues increased in the third quarter of 2006 compared with the third quarter of 2005 primarily as a result of increased unit volume, mainly in the Americas and Europe, favorable foreign currency movements in Europe, as well as the effect of price increases implemented during 2006 and prior periods. These improvements were partially offset by an unfavorable shift in sales mix to lower-priced lift trucks, primarily in the Americas. Third-quarter 2006 shipments increased to 20,758 units from shipments of 19,122 in the third quarter of 2005. NMHG Wholesale’s worldwide backlog was approximately 25,700 units at September 30, 2006 compared with approximately 25,600 units at September 30, 2005 and approximately 25,900 units at June 30, 2006.
     Net income significantly increased compared with the prior year third quarter primarily as a result of an increase in operating profit and lower interest expense. Operating profit increased due to the increases in volumes and price, more favorable effective foreign currency rates in 2006 than in 2005, and a reduction in employee-related expenses. These benefits were partially offset by lower gross profit as a result of an unfavorable shift in mix toward lower-margin products and increased cost of materials, including lead, rubber and copper. Interest expense decreased as a result of the refinancing of the Senior Notes with a new term loan agreement with a variable interest rate that has been hedged, resulting in a lower effective fixed interest rate than the Senior Notes.
     For the nine months ended September 30, 2006, NMHG Wholesale reported net income of $21.3 million on revenues of $1.7 billion compared with net income of $17.4 million on revenues of $1.6 billion for the first nine months of 2005. Net income for the nine months ended September 30, 2006 includes a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million, related to the redemption of the Senior Notes.
NMHG Wholesale — Outlook
     For the fourth quarter of 2006 and for 2007, the company expects continued growth in the lift truck markets in Europe and Asia-Pacific and a moderate year-over-year decrease in the Americas. With these market prospects and the successful launch in 2005 of the 1 to 3 ton series of lift trucks, the highest volume portion of the newly designed 1 to 8 ton internal combustion engine (“ICE”) lift truck line, NMHG Wholesale anticipates that unit booking and shipment levels in the fourth quarter of 2006 will be higher than in the fourth quarter of 2005, while the company expects modest increases in unit booking and shipment levels in 2007 compared with 2006. Shipments of the newly designed 4 to 5.5 ton ICE lift truck series, which was introduced in the third quarter of 2006, and the 6 to 8 ton ICE lift truck series, which is expected to be introduced in early 2007, will be at controlled rates to accommodate the phase-in of these products.
     Previously implemented profit improvement and growth programs are expected to continue to deliver significant benefits in the fourth quarter of 2006. The company’s newly designed 1 to 3 ton ICE series, launched in 2005, is expected to continue to affect results positively during the remainder of 2006 and further benefits are expected to be realized in 2007 and 2008 with the introductions of the 4 to 5.5 ton and 6 to 8 ton series of lift trucks. The effects of the new product introductions, product cost and expense reduction efforts already implemented or underway, and increased efficiencies in the Americas attributable to the completion of the restructuring and rearrangement of assembly lines, are expected to be increasingly positive and provide significant profitability improvements in the last quarter of 2006 compared with the same period in 2005. In addition, NMHG Wholesale’s manufacturing restructuring activities are approaching maturity and are expected to require less expense than in prior years. The previously noted benefits are expected to be partially offset in the fourth quarter of 2006 and in 2007 by incremental product development and related introduction costs, and start-up manufacturing inefficiencies in the last quarter of 2006 and first half of 2007 related to the new lift truck series to be launched, as well as costs attributable to the remaining portion of the previously announced Irvine manufacturing restructuring program and production line movements, which the company expects to complete in the fourth quarter of 2006.
     In addition, the results in the fourth quarter of 2006 and in 2007 are expected to be affected by increases in material costs. Price increases implemented in 2006 and prior periods are expected to largely offset the effect of anticipated higher material costs in the fourth quarter of 2006 and in 2007. Although steel cost increases and energy prices have stabilized over the past few quarters, increases in these and other commodities, such as lead, rubber and copper, are expected in 2007 and could result in further increases in the costs of components and materials. Accordingly, the company will continue to monitor economic conditions and their resulting effects on costs to determine the need for future price increases.
     Unfavorable foreign currency movements over the past four to five years have effectively lowered current annualized profitability, excluding the effects of hedges, by approximately $60 to $65 million more than would have been the case if the currency rates of early 2002 existed in 2006. The full effect of these currency movements is expected to be felt in 2007 when a number of favorable 2006 foreign currency hedge contracts will have expired, with some of those hedge contracts replaced by newer hedge contracts with less favorable exchange rates. The result is expected to be somewhat more adverse effective currency rates in 2007 than in 2006. As a result, the company is working actively to shift the sourcing of components and other activities from high cost British pound sterling and euro countries to lower cost areas. Further, development of additional programs to respond to the current currency environment is underway, with implementation expected over the next few years.
     NMHG Wholesale will benefit, however, in 2007 from significantly lower interest rates and from the absence of the charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million, incurred in 2006.
     Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to continue to affect results positively during the fourth quarter of 2006 and in 2007 and 2008, but adverse currency is expected to moderate the effect of these improvements and is likely to extend the period of time necessary to achieve NMHG Wholesale’s 9% operating profit goal.
NMHG Retail
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the third quarter of 2006 of $2.8 million compared with a net loss of $1.2 million for the third quarter of 2005.
     Revenues decreased to $44.9 million for the quarter ended September 30, 2006 from $46.9 million for the quarter ended September 30, 2005. This decrease was primarily the result of the sale of two retail dealerships in Europe during the first and third quarters of 2006. This decrease was partially offset by an increase in new unit sales volume in Europe, excluding sold dealerships.
     The increase in NMHG Retail’s third quarter 2006 net loss compared with the 2005 third quarter was primarily attributable to an increase in operating expenses and lower gross profit margins in Asia-Pacific, partially offset by the gain on the sale of a European retail dealership in the third quarter of 2006.
     For the nine months ended September 30, 2006, NMHG Retail had a net loss of $4.8 million on revenues of $131.5 million compared with a net loss of $5.1 million on revenues of $138.1 million for the same period in 2005.
NMHG Retail — Outlook
     NMHG Retail has implemented changes in its retail management structure and plans to streamline activities in its Australian and French operations to reduce costs, improve operational effectiveness and enhance customer service to these markets, ultimately improving the long-term financial performance of these operations. These programs are expected to begin to have an impact in

2007 and 2008, and have been put in place in order to meet NMHG Retail’s longer-term strategic objectives, which include achieving at least break-even results while building market position.
NACCO Housewares Group
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported net income of $4.3 million for the third quarter of 2006 on revenues of $169.6 million compared with net income of $5.9 million for the third quarter of 2005 on revenues of $152.6 million.
     Revenues at both Hamilton Beach/Proctor-Silex and Kitchen Collection increased in the third quarter of 2006 compared with the third quarter of 2005. Revenues at Hamilton Beach/Proctor-Silex increased to $136.1 million in 2006 from $128.4 million in 2005 primarily as a result of sales of higher- priced products in the U.S. consumer and international markets, driven by increased product placements at its customers’ retail stores. Also contributing to the improvement in revenues was an increase in unit volumes in 2006 compared with 2005.
     Kitchen Collection revenues grew to $34.5 million in 2006 from $25.8 million in 2005, primarily as a result of the acquisition of the Le Gourmet Chef business in August 2006 and Kitchen Collection’s current operation of 77 Le Gourmet Chef stores. Revenue also benefited from an increase in the number of Kitchen Collection stores to 202 stores at September 30, 2006 from 194 stores at September 30, 2005 and increased comparable store sales as a result of an increase in the number of transactions, a rise in customer visits and higher average sales transactions.
     Net income at Hamilton Beach/Proctor-Silex decreased while Kitchen Collection experienced a slight increase in net loss in the third quarter of 2006 compared with the 2005 third quarter. Hamilton Beach/Proctor-Silex reported net income of $5.0 million in the third quarter of 2006 compared with net income of $6.4 million in 2005. The decrease at Hamilton Beach/Proctor-Silex was primarily attributable to an increase in the company’s environmental reserves of approximately $2.1 million, or $1.3 million after a tax benefit of $0.8 million, mainly as a result of revised remediation estimates relating to previously occupied sites. In addition, Hamilton Beach/Proctor-Silex incurred increased product costs, as well as transaction expenses of approximately $0.3 million pre-tax related to the proposed transaction with Applica Incorporated announced in July 2006, partially offset by higher income from the increase in revenue. Kitchen Collection’s net loss of $0.7 million in 2006 was moderately higher than the net loss of $0.4 million in 2005, primarily as a result of start-up losses at the recently acquired Le Gourmet Chef business. Increased sales at new and existing Kitchen Collection stores due to the favorable effect of adjustments made to its product offerings and merchandising approach, as well as favorable weather patterns and a moderation in gasoline prices late in the quarter, contributed to improvement in Kitchen Collection’s operations.
     For the nine months ended September 30, 2006, NACCO Housewares Group reported net income of $4.7 million on revenues of $423.2 million compared with net income of $6.4 million on revenues of $399.8 million for the first nine months of 2005.
NACCO Housewares Group — Outlook
     As previously announced, on October 19, 2006, NACCO received a notice from Applica Incorporated in which Applica claimed to exercise its right to terminate its merger agreement with NACCO and HB-PS Holding Company, Inc. The notice also claimed that Applica’s Board of Directors authorized Applica to enter into a written agreement with an Applica shareholder that provides a cash offer to purchase shares of Applica common stock. NACCO Industries is currently evaluating its options related to the notice from Applica. However, a decision on any further course of action regarding Applica has not been made at this time.

     NACCO Housewares Group is moderately optimistic that markets for its consumer goods will strengthen in the fourth quarter of 2006, as the holiday season begins, and in 2007 compared with prior periods. Current economic conditions affecting consumers, such as energy costs, gasoline costs and interest rates, have stabilized in the current quarter and are expected to continue to remain stable into 2007.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to strengthen Hamilton Beach/Proctor-Silex’s market positions. As a result of its ongoing focus on innovation, Hamilton Beach/Proctor-Silex has a strong assortment of new products being introduced in the fourth quarter of 2006 and planned for introduction in 2007. The new products introduced in 2006, as well as those introduced in 2005, are expected to generate additional product placements at retailers, resulting in increased revenues and operating profit in the fourth quarter of 2006 and in 2007. However, volume prospects are difficult to predict because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex expects pricing pressure in the fourth quarter of 2006 and in 2007 from suppliers due to increased commodity costs for resins, copper and aluminum. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through price increases, where justified, as well as through programs initiated in prior years to reduce costs.
     Hamilton Beach/Proctor-Silex implemented manufacturing restructuring programs in 2004 and 2005 designed to reduce operating costs and improve manufacturing efficiencies. These restructuring programs, along with increased sourcing of products from China, increased volumes and other programs initiated by Hamilton Beach/Proctor-Silex, are expected to continue to improve results in the fourth quarter of 2006, in 2007, and over time. The restructuring programs are expected to be completed by the end of 2006. The transfer of the manufacturing of commercial products from North Carolina to China is expected to be completed in December 2006. By the end of 2006, the Mexican manufacturing operation is expected to be producing only blenders and coffee makers for the Mexican and Latin American markets.
     Kitchen Collection expects an increase in revenues in the fourth quarter of 2006 as a result of the recent acquisition of the Le Gourmet Chef business, the opening of seasonal store locations during the holiday season and sales at new stores opened since the fourth quarter of 2005. Kitchen Collection also expects modest improvements in operations in the last quarter of 2006 stemming from the effects of an adjustment in its merchandising approach, new product offerings and key programs already in place. The Le Gourmet Chef acquisition resulted in the addition of 77 stores that Kitchen Collection is currently operating and evaluating. Between now and the end of February 2007, the company will determine which of the 77 store leases will be assumed for the ongoing business. Kitchen Collection anticipates that the operating results for the Le Gourmet Chef business will improve as these under-performing stores are closed and as synergies are achieved through the integration of the business into Kitchen Collection. As a result, Kitchen Collection expects the Le Gourmet Chef business will have increasingly improved results over the course of the fourth quarter of 2006, generally in 2007, and particularly in the fourth quarter of 2007.
     Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix, store displays and appearance and optimize store selling space. It also expects to continue to close under-performing stores, prudently open new stores, increase internet sales volumes, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products, and achieve growth in the Le Gourmet Chef store format, including within enclosed malls, while maintaining disciplined cost control.

North American Coal
     North American Coal’s net income for the third quarter of 2006 was $5.9 million on revenues of $38.1 million compared with net income of $3.3 million for the third quarter of 2005 on revenues of $28.2 million.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the third quarter of 2006 compared with the third quarter of 2005.

	2006	2005
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	2.1	1.9
Unconsolidated mines	7.2	7.3

Total lignite coal deliveries	9.3	9.2

Limerock deliveries (cubic yards)	9.6	6.5

     Revenues increased as a result of improvements at all of the consolidated mining operations and the limerock dragline mining operations. The improvement in revenues at the consolidated mining operations primarily resulted from increased production and sales to an additional customer at the Red River Mining Company, an increase in tons delivered and contractual price escalation at the Mississippi Lignite Mining Company, and an improvement at the San Miguel Lignite Mining Operations as a result of the amended contract that was signed in the second quarter of 2006. The increase in revenues at the limerock dragline mining operations was the result of increased yards delivered in the third quarter of 2006 compared with 2005 due to a full quarter of production at all but one limerock dragline mining operation.
     The increase in net income for the 2006 third quarter compared with the 2005 third quarter was primarily the result of the increase in revenues at all locations, lower operating expenses at the Mississippi Lignite Mining Company, and a reduction in professional fees. This increase in net income was partially offset by an increase in expenditures of $1.4 million pre-tax for the acquisition and development of additional uncommitted coal reserves. Also offsetting the improvement in net income was an increase in the effective income tax rate for 2006 compared with 2005, which increased primarily due to the tax effect of reduced percentage depletion for U.S. income tax purposes resulting from a pension contribution made in the third quarter of 2006.
     For the nine months ended September 30, 2006, North American Coal’s net income was $19.5 million on revenues of $111.0 million compared with net income of $10.8 million on revenues of $85.3 million for the first nine months of 2005.
North American Coal — Outlook
     North American Coal expects normal levels of lignite coal deliveries in the fourth quarter of 2006 and in 2007, absent any unanticipated customer power plant outages. The recently signed contract amendment at the San Miguel Lignite Mining Operations is expected to continue to affect the fourth quarter of 2006 favorably. In addition, other programs implemented by North American Coal to develop new business, increase efficiencies and reduce costs are expected to have a continuing positive impact in the fourth quarter of 2006, with further improvement realized in 2007. These improvements are particularly the result of more favorable operating conditions at the Mississippi Lignite Mining Company, increased sales to additional customers at Red River Mining Company, and reaching a steady state of production at the newer limerock dragline mining operations. Anticipated contract escalation adjustments are expected to continue to provide compensation for increased commodity costs for diesel fuel and steel at all consolidated mining operations.
     Deliveries from the limerock dragline mining operations are expected to remain stable in the fourth quarter of 2006 with a moderate decrease in 2007 as a result of a steady state of production at all limerock mines beginning in the fourth quarter of 2006 and customer projections for 2007 that reflect a leveling off in the housing market. However, deliveries and operating results in the long term could potentially be reduced as a result of a federal court decision affecting customers’ limerock mining permits in South Florida. North American Coal believes that its customers intend to vigorously challenge and appeal this ruling.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal liquefaction, coal gasification and other clean coal technologies, given current prices for natural gas, the main competing fuel for power plants. Accordingly, expenses for acquisition and development of additional uncommitted coal reserves are likely to be higher in the fourth quarter of 2006 and in 2007 compared with prior periods. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other
     NACCO and Other, which include the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, reported a net loss of $1.9 million for the third quarter of 2006 compared with a net loss of $0.1 million for the third quarter of 2005. The increase in the net loss is primarily attributable to $2.0 million of transaction expenses in the third quarter of 2006 associated with the proposed transaction involving Hamilton Beach/Proctor-Silex. For the nine months ended September 30, 2006, NACCO and Other reported a net loss of $4.5 million compared with net income of $0.6 million for the first nine months of 2005. For the nine months ended September 30, 2006, $2.2 million of transaction-related costs had been expensed.
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     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, November 3, 2006, at 10:30 a.m. eastern time. The call may be accessed by dialing (800) 561-2601 (Toll Free) or (617) 614-3518 (International), Passcode: 91320166, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 10, 2006. The online archive of the broadcast will be available on the NACCO Industries website.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) delays in or increased costs of restructuring programs, (10) increased competition, including consolidation within the industry, (11) gasoline prices, weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores, (12) the ability to successfully integrate the Le Gourmet Chef business into Kitchen Collection and (13) uncertainty related to the merger agreement with Applica.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
# # # #
     In connection with the merger, HB-PS Holding Company, Inc. has filed a registration statement on Form S-4 (Registration No. 333-137244) with the Securities and Exchange Commission (“SEC”) containing a proxy statement/prospectus/information statement relating to the merger. Investors are urged to read the definitive proxy statement/prospectus/information statement regarding the merger when it becomes available because it will contain important information about HB-PS Holding Company, Inc., Applica Incorporated and NACCO Industries, Inc. and the merger.
     Investors and security holders may obtain free copies of the registration statement on Form S-4 and the definitive proxy statement/prospectus/information statement (when available), as well as other documents containing information about HB-PS Holding Company, Inc., Applica Incorporated and NACCO Industries, Inc. when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC by Applica Incorporated may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((305) 362-2611), or from Applica Incorporated’s website at www.applicainc.com. The documents filed with the SEC by HB-PS Holding Company, Inc. may be obtained free of charge by directing such requests to HB-PS Holding Company, Inc., 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Investor Relations ((804) 527-7166), or from HB-PS Holding Company, Inc.’s website at www.hamiltonbeach.com. The documents filed with the SEC by NACCO Industries, Inc. may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations ((440) 449-9669), or from NACCO Industries, Inc.’s website at www.nacco.com.
     Applica Incorporated, HB-PS Holding Company, Inc. and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Applica Incorporated shareholders with respect to the merger. Information regarding the interests of these officers and directors in the merger is included in the registration statement on Form S-4 and proxy statement/prospectus/information statement included within the registration statement on Form S-4, as well as in other relevant documents filed with the SEC. In addition, information about Applica Incorporated’s directors, executive officers and members of management is contained in Applica Incorporated’s most recent proxy statement, which is available on Applica Incorporated’s website and at www.sec.gov.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster and Yale brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	(In millions, except per share data)

Total revenues	$803.1	$744.3	$2,370.4	$2,250.6

Gross profit	$133.9	$121.1	$385.4	$356.4

Earnings of unconsolidated project mining subsidiaries	$9.4	$9.4	$27.4	$25.5

Operating profit	$31.6	$27.8	$90.5	$65.5
Loss on extinguishment of debt	—	—	(17.6)	—
Other income (expense)	(5.3)	(10.9)	(24.4)	(30.0)

Income before income taxes and minority interest	26.3	16.9	48.5	35.5
Income tax provision	7.5	3.3	12.9	5.5

Income before minority interest	18.8	13.6	35.6	30.0
Minority interest income	—	—	0.6	0.1

Net income	$18.8	$13.6	$36.2	$30.1

Basic earnings per share	$2.28	$1.65	$4.40	$3.66

Diluted earnings per share	$2.28	$1.65	$4.39	$3.66

Cash dividends per share	$0.4800	$0.4650	$1.4250	$1.3825

Basic average shares outstanding	8.237	8.225	8.233	8.222
Diluted average shares outstanding	8.246	8.225	8.239	8.223
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$550.5	$516.6	$1,704.7	$1,627.4
NACCO Materials Handling Group Retail (incl. elims.)	44.9	46.9	131.5	138.1

NACCO Materials Handling Group	595.4	563.5	1,836.2	1,765.5
NACCO Housewares Group	169.6	152.6	423.2	399.8
North American Coal	38.1	28.2	111.0	85.3
NACCO and Other	—	—	—	—

	803.1	744.3	2,370.4	2,250.6
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.9	7.1	22.7	20.8
NACCO Materials Handling Group Retail (incl. elims.)	2.7	2.6	7.8	9.8

NACCO Materials Handling Group	10.6	9.7	30.5	30.6
NACCO Housewares Group	1.8	1.8	5.1	5.4
North American Coal	3.6	4.0	10.2	10.7
NACCO and Other	—	—	0.1	0.1

	16.0	15.5	45.9	46.8
Operating profit (loss)
NACCO Materials Handling Group Wholesale	17.4	12.9	55.7	38.9
NACCO Materials Handling Group Retail (incl. elims.)	(2.6)	(0.7)	(4.9)	(3.5)

NACCO Materials Handling Group	14.8	12.2	50.8	35.4
NACCO Housewares Group	8.5	10.8	13.1	13.6
North American Coal	10.9	5.4	31.1	17.9
NACCO and Other	(2.6)	(0.6)	(4.5)	(1.4)

	31.6	27.8	90.5	65.5
Other income (expense)
NACCO Materials Handling Group Wholesale	(1.7)	(6.6)	(29.6)	(17.5)
NACCO Materials Handling Group Retail (incl. elims.)	(1.0)	(1.0)	(3.1)	(3.1)

NACCO Materials Handling Group	(2.7)	(7.6)	(32.7)	(20.6)
NACCO Housewares Group	(1.5)	(1.2)	(5.4)	(3.2)
North American Coal	(1.7)	(2.1)	(5.5)	(6.6)
NACCO and Other	0.6	—	1.6	0.4

	(5.3)	(10.9)	(42.0)	(30.0)
Net income (loss)
NACCO Materials Handling Group Wholesale	13.3	5.7	21.3	17.4
NACCO Materials Handling Group Retail (incl. elims.)	(2.8)	(1.2)	(4.8)	(5.1)

NACCO Materials Handling Group	10.5	4.5	16.5	12.3
NACCO Housewares Group	4.3	5.9	4.7	6.4
North American Coal	5.9	3.3	19.5	10.8
NACCO and Other	(1.9)	(0.1)	(4.5)	0.6

	$18.8	$13.6	$36.2	$30.1

(All amounts are subject to annual audit by our independent registered public accounting firm.)